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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K

                   Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported): July 20, 1999





                                ENSTAR INC.
           (Exact name of registrant as specified in its charter)


              Minnesota                                   41-1831611
             -----------                                 ------------
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)               Identification No.)



                7450 Flying Cloud Drive, Eden Prairie, MN 55344
                   (Address or principal executive office)



     Registrant's telephone number, including area code: (612) 941-3200

















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ITEM 5.     OTHER EVENTS

     On July 20, 1999, ENStar Inc. ("ENStar" or the "Company") reported that a Special Committee of its Board of Directors has approved the acceptance of the terms of an offer by James Michael and Jeffrey Michael and certain related entities to acquire all of the shares of Common Stock of ENStar not owned or controlled by the Michael family for a price of $12.50 per share. James Michael is a member of the Board of Directors of the Company and Jeffrey Michael is the President and Chief Executive Officer of the Company and a member of the Board of Directors. The Michael family and its controlled entities own approximately 65% of the outstanding shares of ENStar. The Special Committee's approval of the transaction, which will take the form of a merger between ENStar and a corporation formed by the Michael family, is subject to the negotiation and approval of a definitive merger agreement and related documents, approval by a majority of the non-Michael family shareholders of ENStar, the receipt of any necessary governmental or other approvals and any other terms and conditions established in the definitive merger agreement.

     The letter of intent provides that the transaction may be terminated by the Special Committee if the dollar-weighted trading price of CorVel Corporation stock during the 15 trading days prior to the closing of the transaction exceeds $26.00, and by the Michael family entity if that price is less than $20.00 during the same period. ENStar owns 2,050,000 shares (25%) of the common stock of CorVel Corporation. CorVel is an independent, nationwide provider of managed care services to employers and insurers.
The transaction is expected to close in the fourth quarter of 1999.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

            (c)   EXHIBITS

                  99.1 Press Release of ENStar Inc. dated July 20, 1999, announcing letter of intent.

















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                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  July 20, 1999                     ENSTAR INC.
        -------------                     --------------------------
                                          (Registrant)


                                          By /s/ Peter E. Flynn
                                          ---------------------
                                          Peter E. Flynn
                                          Executive Vice President




































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                              EXHIBIT INDEX


     EXHIBIT
     NUMBER      DESCRIPTION OF DOCUMENT
     -------     -----------------------

     99.1 Press Release of ENStar Inc. dated July 20, 1999 announcing letter of intent.


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